                                                                    EXHIBIT 11.1

                               USWEB CORPORATION
                       CALCULATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL (1)       PRO FORMA (2)
                                       ------------------  -------------------
                                          YEAR ENDED           YEAR ENDED
                                         DECEMBER 31,         DECEMBER 31,
                                       ------------------  -------------------
                                         1996      1997      1996      1997
                                       --------  --------  --------  ---------
Net loss.............................  $(13,808) $(58,336) $(57,069) $(118,832)
                                       --------  --------  --------  ---------
Weighted average common shares out-
 standing............................     1,334     6,814     4,725      9,694
Shares deemed outstanding under stock
 bonus arrangements for employees of
 acquired companies..................        -        498     1,450      2,769
                                       --------  --------  --------  ---------
Total weighted average common shares
 outstanding.........................     1,334     7,312     6,175     12,463
                                       ========  ========  ========  =========
Basic and diluted net loss per share.  $ (10.35) $  (7.98) $  (9.24)    $(9.53)
                                       ========  ========  ========  =========

---------------------
(1) See computation of historical net loss per share in Note 4 to the Condensed Consolidated Financial Statements.

(2) See computation of pro forma net loss per share in Note 1 to the Condensed Consolidated Financial Statements.